Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports First Quarter 2022 Results

Private Label Demand Continues to Strengthen, Supporting Industry Growth and Unit Share Gains

First Quarter Performance Positions Company to be on Track to Deliver Improved Profitability in 2022;
Reaffirms Fiscal 2022 Net Sales and Adjusted EBITDA Guidance

Pricing Efforts to Recover Inflation Successful as TreeHouse Collaborates with Customers and
Continues to Invest in Service

HIGHLIGHTS
•Net sales of $1.14 billion increased 7.9% compared to the same period in 2021.
•Earnings (loss) per diluted share from continuing operations was $(0.05) compared to $0.01 for the same period in 2021.
•Adjusted earnings per diluted share from continuing operations1 was $(0.15) compared to $0.36 for the same period in 2021.
•TreeHouse reaffirmed its full year 2022 guidance expectations of net sales growth of at least 11% year-over-year and adjusted EBITDA2 of $385 to $415 million.

Oak Brook, IL, May 9, 2022 — TreeHouse Foods, Inc. (NYSE: THS) today reported net sales of $1.14 billion which increased 7.9% compared to the first quarter of 2021. GAAP earnings (loss) per diluted share from continuing operations of $(0.05) compared to $0.01 for the first quarter of 2021. Adjusted earnings per diluted share from continuing operations1 was $(0.15) in the first quarter of 2022 compared to $0.36 in the first quarter of 2021.

"The private label proposition is becoming increasingly important to our customers and their consumers as they manage a higher cost macro environment and seek better value," said Steve Oakland, Chief Executive Officer and President. "This has translated into private label consumption growth and unit share gains in measured channels, and in the first quarter, we outpaced the broader private label market in eight of our ten largest categories."

Mr. Oakland continued, "It is clear that the capabilities we have built across our organization over the last several years are enabling us to navigate the challenging macro environment and capture the growing demand for private label. Our commercial teams are working collaboratively with our customers to successfully implement pricing to recover inflation, and our targeted labor and supply initiatives are delivering slow, steady improvement across our operations. I am confident we are taking the right steps to strengthen our business, restore profitability and deliver value for our customers and shareholders."

"I'm proud of our strong execution in this dynamic environment," said Bill Kelley, EVP and Chief Financial Officer. "We delivered strong first quarter net sales growth of 7.9%; our pricing initiatives to recover inflation were successful and contributed low-double digit growth as expected; and our progress around improving service enabled us to capture incremental private label volume. Our first quarter performance positions us to be on track to deliver improved profitability in 2022, and we are reaffirming our full year guidance."

OUTLOOK2
TreeHouse reaffirmed its previously issued full year 2022 guidance:
•Net sales growth of at least 11% year-over-year. Pricing actions are expected to drive the majority of the sales growth and are anticipated to be tempered by volume constraints related to labor and supply chain disruption.
•Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") of $385 to $415 million, up approximately 5% year-over-year at the midpoint. The cadence of earnings is expected to be weighted toward the second half of the year, as we expect the impact of labor and supply chain disruption on our profitability and volume to be most prominent in the first half.

With regard to the cadence for the remainder of the year:
•TreeHouse expects flat to slight sequential improvement in adjusted EBITDA margin in the second quarter.
•The Company has continued to work collaboratively with its customers to communicate additional pricing to recover further inflation, which will be implemented early in the third quarter.
•The Company anticipates that its mitigation efforts to address ongoing labor and supply chain challenges will drive further margin improvement as 2022 progresses.

________________________________________________
1 Adjusted earnings per diluted share from continuing operations, adjusted EBIT, adjusted EBITDA, adjusted net (loss) income, free cash flow and organic net sales are non-GAAP financial measures. See "Comparison of Adjusted Information to GAAP Information" for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of GAAP to Non-GAAP measures.

2 The Company is not able to reconcile prospective adjusted EBITDA or adjusted EBITDA margin (Non-GAAP) to the most comparable GAAP financial measures without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

FIRST QUARTER 2022 FINANCIAL RESULTS

Net Sales — Net sales for the first quarter of 2022 totaled $1,141.0 million compared to $1,057.3 million for the same period last year, an increase of $83.7 million, or 7.9%. The change in net sales from 2021 to 2022 was due to the following:

Three Months
(unaudited)
Volume/mix	(3.7)%
Pricing	11.7
Total change in organic net sales[1]	8.0%
Foreign currency	(0.1)
Total change in net sales	7.9%

The net sales increase of 7.9% was primarily driven by favorable pricing to partially recover commodity and freight cost inflation. This was partially offset by labor and supply chain disruption, which constrained our ability to service growing demand in private label.

Gross Profit — Gross profit as a percentage of net sales was 13.6% in the first quarter of 2022, compared to 17.1% in the first quarter of 2021, a decrease of 3.5 percentage points. The decrease is primarily due to commodity inflation, which was partially offset by favorable pricing actions to recover inflation. Additionally, incremental costs related to labor and supply chain disruption, unfavorable fixed cost overhead absorption due to lower volume, and unfavorable inbound freight costs due to freight cost inflation contributed to the decrease. This was partially offset by lower costs necessary to respond to the COVID-19 pandemic, such as protective equipment for employees and additional sanitation measures, and favorable category mix.

Total Operating Expenses — Total operating expenses as a percentage of net sales were 17.1% in the first quarter of 2022 compared to 16.0% in the first quarter of 2021, an increase of 1.1 percentage points. The increase is primarily attributable to higher freight costs of $17.1 million due to freight cost inflation and lower utilization of full truck load shipments, retention expense increase of $8.1 million which included one-time employee recognition payments, higher severance due to restructuring, and higher professional fees in connection with the Board led strategic review. This was partially offset by lower marketing spend.

Total Other (Income) Expense — Total other expense of $10.8 million in the first quarter of 2021 decreased by $49.9 million to be total other income of $(39.1) million in the first quarter of 2022. The decrease was primarily due to higher favorable non-cash mark-to-market impacts from hedging activities of $50.9 million in the first quarter of 2022 compared to $21.7 million in the first quarter of 2021, largely driven by interest rate swaps and commodity contracts. Additionally, the non-recurrence of a loss on extinguishment of debt of $14.4 million in the first quarter of 2021 and lower interest expense as a result of debt refinancing completed in the first quarter of 2021 contributed to the decrease.

Income Taxes — Income taxes were recognized at an effective rate of (75.0)% in the first quarter of 2022 compared to (100.0)% recognized in the first quarter of 2021. The change in the Company's effective tax rate is primarily the result of a change in the amount of tax deductible stock-based compensation.

Net (Loss) Income from Continuing Operations and Adjusted EBITDA — Net loss from continuing operations for the first quarter of 2022 was $2.8 million, compared to net income from continuing operations of $0.4 million for the same period of the previous year. Adjusted EBITDA[1] from continuing operations was $57.5 million in the first quarter of 2022, a 43.5% decrease compared to the first quarter of 2021. The decrease in adjusted EBITDA was primarily due to commodity and freight cost inflation, which was partially offset by favorable pricing actions to recover inflation. Additionally, incremental costs related to supply chain disruption and unfavorable fixed cost overhead absorption due to lower volume contributed to the decrease. This was partially offset by favorable category mix and lower marketing spend.

Discontinued Operations — Net (loss) income from discontinued operations decreased $1.3 million in the first quarter of 2022 compared to the first quarter of 2021. The decrease is due to the completion of the sale of the Ready-to-eat Cereal business on June 1, 2021.

Net Cash Used In Operating Activities From Continuing Operations — Cash used in operating activities of continuing operations was $70.4 million in the first three months of 2022 compared to $5.5 million in the first three months of 2021, an increase in cash used of $64.9 million. The increase was primarily attributable to lower cash earnings, which reflect the impact of commodity and freight cost inflation. Working capital changes have been impacted by sales price increases in response to commodity and freight cost inflation, which have increased receivables and inventories. This was partially offset by an increase in cash flow from accounts payable due to improved working capital management, lower incentive compensation paid in the first quarter of 2022 compared to the first quarter of 2021 based on prior year performance, and an increase in cash flows from the Receivables Sales Program. The Company's working capital management emphasis continues to be focused on improving inventory turnover, driving faster collection of receivables, and extending vendor terms.

FIRST QUARTER 2022 SEGMENT RESULTS

	Three Months Ended March 31,
	Meal Preparation		Snacking & Beverages
	2022	2021	2022	2021
	(unaudited, dollars in millions)
Net sales	$728.1	$678.5	$412.9	$378.8
Direct operating income	59.8	80.5	22.1	41.7
Direct operating income percent	8.2%	11.9%	5.3%	11.0%

The change in net sales by segment from the first quarter of 2021 to the first quarter of 2022 was due to the following:

	Three Months Ended March 31,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2021 Net sales	$678.5		$378.8
Volume/mix	(39.6)	(5.9)%	0.8	0.2%
Pricing	90.0	13.3	33.3	8.8
Foreign currency	(0.8)	(0.1)	—	—
2022 Net sales	$728.1	7.3%	$412.9	9.0%

Foreign currency		0.1		—
Percent change in organic net sales		7.4%		9.0%

Meal Preparation

Net sales in the Meal Preparation segment increased $49.6 million, or 7.3%, in the first quarter of 2022 compared to the first quarter of 2021. The increase in net sales was primarily driven by favorable pricing to partially recover commodity and freight cost inflation. This was partially offset by lower volume due to labor and supply chain constraints.

Direct operating income as a percentage of net sales decreased 3.7 percentage points in the first quarter of 2022 compared to the first quarter of 2021. This decrease was primarily due to commodity and freight cost inflation, which was partially offset by favorable pricing actions to recover inflation. Additionally, incremental costs related to labor and supply chain disruption and unfavorable fixed cost overhead absorption due to lower volume contributed to the decrease. This was partially offset by favorable category mix and lower marketing spend.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $34.1 million, or 9.0%, in the first quarter of 2022 compared to the first quarter of 2021. The increase in net sales was primarily driven by favorable pricing to partially recover commodity and freight cost inflation. Increasing private label demand resulted in strong category performance, particularly in businesses such as Pretzels and In-Store Bakery. However, volume growth was largely muted due to labor and supply chain disruption.

Direct operating income as a percentage of net sales decreased 5.7 percentage points in the first quarter of 2022 compared to the first quarter of 2021. The decrease was primarily due to commodity, freight, and manufacturing cost inflation, which was partially offset by favorable pricing actions to recover inflation.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company's first quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company's website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that its Ready-to-eat Cereal business met the discontinued operations criteria and, as such, the business has been excluded from continuing operations and segment results for all periods presented. On June 1, 2021, the Company completed the sale of its Ready-to-eat Cereal business.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP ("Non-GAAP"). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company's Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic net sales is defined as net sales excluding the impacts of acquisitions, divestitures, and foreign currency. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted (loss) earnings per diluted share from continuing operations ("adjusted diluted EPS") reflects adjustments to GAAP (loss) earnings per diluted share from continuing operations to identify items that, in management's judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, growth, reinvestment, and restructuring programs, impairment of assets, the impact of the COVID-19 pandemic, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company's performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted (loss) earnings per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted (loss) earnings per share from continuing operations is presented above.

Adjusted Net (Loss) Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted EBITDAS from Continuing Operations, Adjusted Net (Loss) Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations, Adjusted EBITDA Margin from Continuing Operations, and Adjusted EBITDAS Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net (loss) income from continuing operations represents GAAP net (loss) income from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above. This information is provided in order to allow investors to make meaningful comparisons of the Company's earnings performance between periods and to view the Company's business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company's performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net (loss) income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted net (loss) income from continuing operations before interest expense, interest income, income tax expense, and depreciation and amortization expense. Adjusted EBITDAS from continuing operations represents adjusted EBITDA from continuing operations before non-cash stock-based compensation expense. Adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance between periods.

Adjusted net (loss) income margin from continuing operations, adjusted EBIT margin from continuing operations, adjusted EBITDA margin from continuing operations, and adjusted EBITDAS margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management's judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net (loss) income from continuing operations for the three month periods ended March 31, 2022 and 2021 calculated according to GAAP, adjusted net (loss) income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company's cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash used in operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing public debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash used in operating activities from continuing operations for the three months ended March 31, 2022 and 2021 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label foods and beverages in North America. We operate in 29 product categories across two divisions and have approximately 40 production facilities across North America and Italy. Across our diverse portfolio, we offer better-for-you, natural and organic products and hold a private label leadership position across many of our categories. Our purpose is to make high quality food and beverages affordable to all. Our vision is to be the undisputed solutions leader for our custom brands. Our mission is to create value as our customers' preferred manufacturing and distribution partner, providing thought leadership, superior innovation, and a relentless focus on execution. Our long-term strategic objective is to build a company that is well positioned to deliver long-term sustainable growth and create value for our shareholders, as enabled by our two-segment structure.

Additional information, including TreeHouse's most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse's website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words "believe," "estimate," "project," "expect," "anticipate," "plan," "intend," "foresee," "should," "would," "could," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the ongoing COVID-19 outbreak on our business, suppliers, consumers, customers, and employees; the success of our growth, reinvestment, and restructuring programs; our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; loss of key suppliers; disruptions or inefficiencies in our supply chain and/or operations, including from the ongoing COVID-19 outbreak; our ability to continue to make acquisitions and execute on divestitures in accordance with our business strategy or effectively manage the growth from acquisitions; impairment of goodwill or long lived assets; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; shareholder activism; disruptions in or failures of our information technology systems; disruptions resulting from the announcement of the exploration of strategic alternatives; changes in weather conditions, climate changes, and natural disasters; labor strikes or work stoppages; multiemployer pension plans; labor shortages and increased competition for labor; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management's Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2021, and from time to time in our filings with the Securities and Exchange Commission ("SEC"). You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$192.8	$308.6
Receivables, net	264.3	209.2
Inventories	741.6	677.8
Prepaid expenses and other current assets	78.9	60.2
Total current assets	1,277.6	1,255.8
Property, plant, and equipment, net	999.6	1,019.1
Operating lease right-of-use assets	195.5	165.6
Goodwill	2,184.0	2,181.4
Intangible assets, net	539.9	555.0
Other assets, net	31.6	30.1
Total assets	$5,228.2	$5,207.0
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$840.5	$786.0
Accrued expenses	240.3	274.6
Current portion of long-term debt	4.7	15.6
Total current liabilities	1,085.5	1,076.2
Long-term debt	1,886.6	1,890.7
Operating lease liabilities	170.4	144.0
Deferred income taxes	157.8	156.5
Other long-term liabilities	80.1	94.2
Total liabilities	3,380.4	3,361.6
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.0 and 55.8 shares outstanding as of March 31, 2022 and December 31, 2021, respectively	0.6	0.6
Treasury stock	(133.3)	(133.3)
Additional paid-in capital	2,188.4	2,187.4
Accumulated deficit	(158.7)	(155.7)
Accumulated other comprehensive loss	(49.2)	(53.6)
Total stockholders' equity	1,847.8	1,845.4
Total liabilities and stockholders' equity	$5,228.2	$5,207.0

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended March 31,
	2022	2021
Net sales	$1,141.0	$1,057.3
Cost of sales	986.0	876.2
Gross profit	155.0	181.1
Operating expenses:
Selling and distribution	82.7	68.7
General and administrative	63.5	63.3
Amortization expense	18.2	18.4
Other operating expense, net	31.3	19.7
Total operating expenses	195.7	170.1
Operating (loss) income	(40.7)	11.0
Other (income) expense:
Interest expense	19.2	25.1
Loss on extinguishment of debt	—	14.4
Gain on foreign currency exchange	(2.8)	(1.3)
Other income, net	(55.5)	(27.4)
Total other (income) expense	(39.1)	10.8
(Loss) income before income taxes	(1.6)	0.2
Income tax expense (benefit)	1.2	(0.2)
Net (loss) income from continuing operations	(2.8)	0.4
Net (loss) income from discontinued operations	(0.2)	1.1
Net (loss) income	$(3.0)	$1.5

Earnings (loss) per common share - basic:
Continuing operations	$(0.05)	$0.01
Discontinued operations	—	0.02
Earnings (loss) per share basic (1)	$(0.05)	$0.03

Earnings (loss) per common share - diluted:
Continuing operations	$(0.05)	$0.01
Discontinued operations	—	0.02
Earnings (loss) per share diluted (1)	$(0.05)	$0.03

Weighted average common shares:
Basic	55.8	56.0
Diluted	55.8	56.5

(1) The sum of the individual per share amounts may not add due to rounding.

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(3.0)	$1.5
Net (loss) income from discontinued operations	(0.2)	1.1
Net (loss) income from continuing operations	(2.8)	0.4
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	53.1	53.5
Stock-based compensation	4.3	4.9
Loss on extinguishment of debt	—	14.4
Unrealized gain on derivative contracts	(50.9)	(21.7)
Other	(1.6)	1.0
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Receivables	(54.4)	67.8
Inventories	(62.0)	(58.4)
Prepaid expenses and other assets	(7.6)	(28.3)
Accounts payable	64.9	(7.2)
Accrued expenses and other liabilities	(13.4)	(31.9)
Net cash used in operating activities - continuing operations	(70.4)	(5.5)
Net cash used in operating activities - discontinued operations	(0.2)	(3.1)
Net cash used in operating activities	(70.6)	(8.6)
Cash flows from investing activities:
Additions to property, plant, and equipment	(27.8)	(28.0)
Additions to intangible assets	(2.7)	(3.3)
Proceeds from sale of fixed assets	4.8	0.9
Proceeds from sale of investments	—	17.2
Net cash used in investing activities - continuing operations	(25.7)	(13.2)
Net cash used in investing activities - discontinued operations	—	(0.4)
Net cash used in investing activities	(25.7)	(13.6)
Cash flows from financing activities:
Borrowings under Revolving Credit Facility	30.5	30.0
Payments under Revolving Credit Facility	(30.5)	—
Payments on financing lease obligations	(0.5)	(0.5)
Payment of deferred financing costs	(1.6)	(7.0)
Payments on Term Loans	(14.3)	(1,126.0)
Proceeds from refinanced Term Loans	—	1,430.0
Repurchase of Notes	—	(602.9)
Payment of debt premium for extinguishment of debt	—	(9.0)
Payments related to stock-based award activities	(3.3)	(7.9)
Net cash used in financing activities - continuing operations	(19.7)	(293.3)
Net cash used in financing activities - discontinued operations	—	—
Net cash used in financing activities	(19.7)	(293.3)
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.3)
Net decrease in cash and cash equivalents	(115.8)	(315.8)
Cash and cash equivalents, beginning of period	308.6	364.6
Cash and cash equivalents, end of period	$192.8	$48.8

	Three Months Ended March 31,
	2022	2021
Supplemental cash flow disclosures:
Interest paid	$17.1	$36.4
Net income taxes paid (refunded)	0.1	(0.2)

Non-cash investing and financing activities:
Accrued purchase of property and equipment	$27.3	$27.5
Accrued other intangible assets	1.4	3.9
Right-of-use assets obtained in exchange for lease obligations	36.0	0.9
Accrued deferred financing costs	—	1.5

The reconciliation of adjusted diluted EPS from continuing operations, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS from continuing operations as presented in the Condensed Consolidated Statements of Operations, is as follows:

RECONCILIATION OF DILUTED (LOSS) EARNINGS PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

		Three Months Ended March 31,
		2022	2021
		(unaudited)
Diluted (loss) earnings per share from continuing operations (GAAP)		$(0.05)	$0.01
Growth, reinvestment, restructuring programs & other	(1)	0.58	0.35
Acquisition, integration, divestiture, and related costs	(2)	0.19	0.09
COVID-19	(3)	—	0.16
Loss on extinguishment of debt	(4)	—	0.25
Shareholder activism	(5)	0.01	0.04
Litigation matter	(6)	0.01	—
Tax indemnification	(7)	—	—
Foreign currency gain on re-measurement of intercompany notes	(8)	(0.04)	(0.03)
Mark-to-market adjustments	(9)	(0.91)	(0.38)
Taxes on adjusting items		0.06	(0.13)
Adjusted diluted EPS from continuing operations (Non-GAAP)		$(0.15)	$0.36
During the three months ended March 31, 2022 and 2021, the Company entered into transactions that affected the year-over-year comparison of its financial results from continuing operations as follows:

(1)	The Company's growth, reinvestment, and restructuring activities are part of an enterprise-wide transformation to improve long-term growth and profitability for the Company. For the three months ended March 31, 2022 and 2021, the Company incurred growth, reinvestment, and restructuring program costs of approximately $32.1 million and $19.6 million, respectively. Additionally, the Company recognized other items affecting comparability including regulatory compliance cost reimbursements related to changes in nutrition labeling requirements. There were no other items recognized during the three months ended March 31, 2022. These other items were approximately $(0.1) million for the three months ended March 31, 2021.

(2)	Acquisition, integration, divestiture, and related costs represent costs associated with completed and potential divestitures, completed and potential acquisitions, the related integration of the acquisitions, and gains or losses on the divestiture of a business.

(3)	During 2021, the Company incurred incremental expenses directly attributable to our response to the COVID-19 pandemic, which included additional protective equipment for employees and additional sanitation measures. These costs were approximately $8.8 million for the three months ended March 31, 2021.

(4)	For the three months ended March 31, 2021, the Company incurred a loss on extinguishment of debt totaling $14.4 million, which included a premium of $9.0 million and a write off of deferred financing costs of $5.4 million in connection with the redemption of its 2024 Notes and Credit Agreement refinancing.

(5)	The Company incurred fees related to shareholder activism which include directly applicable third-party advisory and professional service fees.

(6)	During the three months ended March 31, 2022, the Company recognized $0.4 million incremental expense for the settlement payment of the $9.0 million accrual related to a litigation matter challenging wage and hour practices at three former manufacturing facilities in California.

(7)	Tax indemnification represents the non-cash write off of indemnification assets that were recorded in connection with acquisitions from prior years. These write-offs arose as a result of the related uncertain tax position being released due to the statute of limitation lapse or settlement with taxing authorities.

(8)	The Company has foreign currency denominated intercompany loans and incurred foreign currency gains of $2.0 million and $1.5 million for the three months ended March 31, 2022 and 2021, respectively, to re-measure the loans at quarter end. These charges are non-cash and the loans are eliminated in consolidation.

(9)	The Company's derivative contracts are marked-to-market each period. The non-cash unrealized changes in fair value recognized in Other income, net within the Condensed Consolidated Statements of Operations are treated as Non-GAAP adjustments. As the contracts are settled, realized gains and losses are recognized, and only the mark-to-market impacts are treated as Non-GAAP adjustments.

The tax impact on adjusting items is calculated based upon the tax laws and statutory tax rates applicable in the tax jurisdiction of the underlying Non-GAAP adjustments.

The following table reconciles the Company's net (loss) income from continuing operations to adjusted net (loss) income from continuing operations, adjusted EBIT from continuing operations, adjusted EBITDA from continuing operations, and adjusted EBITDAS from continuing operations for the three months ended March 31, 2022 and 2021:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET (LOSS) INCOME, ADJUSTED EBIT, ADJUSTED EBITDA, AND ADJUSTED EBITDAS FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended March 31,
		2022	2021
Net (loss) income from continuing operations (GAAP)		$(2.8)	$0.4
Growth, reinvestment, restructuring programs & other	(1)	32.1	19.5
Acquisition, integration, divestiture, and related costs	(2)	10.5	5.3
COVID-19	(3)	—	8.8
Loss on extinguishment of debt	(4)	—	14.4
Shareholder activism	(5)	0.6	2.1
Litigation matter	(6)	0.4	—
Tax indemnification	(7)	0.2	—
Foreign currency gain on re-measurement of intercompany notes	(8)	(2.0)	(1.5)
Mark-to-market adjustments	(9)	(50.9)	(21.6)
Less: Taxes on adjusting items		3.3	(6.9)
Adjusted net (loss) income from continuing operations (Non-GAAP)		(8.6)	20.5
Interest expense		19.2	25.1
Interest income		(4.1)	(4.1)
Income taxes		1.2	(0.2)
Add: Taxes on adjusting items		(3.3)	6.9
Adjusted EBIT from continuing operations (Non-GAAP)		4.4	48.2
Depreciation and amortization		53.1	53.5
Adjusted EBITDA from continuing operations (Non-GAAP)		57.5	101.7
Stock-based compensation expense	(10)	4.0	4.5
Adjusted EBITDAS from continuing operations (Non-GAAP)		$61.5	$106.2

Net (loss) income margin from continuing operations		(0.2)%	—%
Adjusted net (loss) income margin from continuing operations		(0.8)%	1.9%
Adjusted EBIT margin from continuing operations		0.4%	4.6%
Adjusted EBITDA margin from continuing operations		5.0%	9.6%
Adjusted EBITDAS margin from continuing operations		5.4%	10.0%

		Location in Condensed	Three Months Ended March 31,
		Consolidated Statements of Operations	2022	2021
			(unaudited, in millions)
(1)	Growth, reinvestment, restructuring programs & other	Other operating expense, net	$32.1	$19.6
		Cost of sales	—	(0.1)
(2)	Acquisition, integration, divestiture, and related costs	General and administrative	9.2	3.9
		Cost of sales	1.1	1.3
		Other operating expense, net	0.2	0.1
(3)	COVID-19	Cost of sales	—	8.8
(4)	Loss on extinguishment of debt	Loss on extinguishment of debt	—	14.4
(5)	Shareholder activism	General and administrative	0.6	2.1
(6)	Litigation matter	General and administrative	0.4	—
(7)	Tax indemnification	Other income, net	0.2	—
(8)	Foreign currency gain on re-measurement of intercompany notes	Gain on foreign currency exchange	(2.0)	(1.5)
(9)	Mark-to-market adjustments	Other income, net	(50.9)	(21.6)
(10)	Stock-based compensation expense included as an adjusting item	Other operating expense, net	0.3	0.4

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Three Months Ended March 31,
	2022	2021

Cash flow used in operating activities from continuing operations	$(70.4)	$(5.5)
Less: Capital expenditures	(30.5)	(31.3)
Free cash flow from continuing operations	$(100.9)	$(36.8)